Exhibit 1.1

SIERRA WIRELESS, INC.
ANNUAL INFORMATION FORM
For the Fiscal Year Ended December 31, 2015

DATED February 29, 2016

ANNUAL INFORMATION FORM

Cautionary Note Regarding Forward-looking Statements

Certain statements and information in this Annual Information Form ("AIF") are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws (“forward-looking statements”), including our business outlook for the short and longer term and statements regarding our strategy, plans and future operating performance.  Forward-looking statements are provided to help you understand our views of our short and longer term plans, expectations and prospects. We caution you that forward-looking statements may not be appropriate for other purposes.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are not promises or guarantees of future performance, they represent our current views and may change significantly. Forward-looking statements are based on a number of material assumptions, including, but not limited to, those listed below, which could prove to be significantly incorrect:

▪	our ability to develop, manufacture and sell new products and services that meet the needs of our customers and gain commercial acceptance;

▪	our ability to continue to sell our products and services in the expected quantities at the expected prices and expected times;

▪	expected cost of goods sold;

▪	expected component supply constraints;

▪	our ability to “win” new business;

▪	our ability to integrate acquired business and realize expected benefits;

▪	expected deployment of next generation networks by wireless network operators;

▪	our operations not being adversely disrupted by component shortages or other development, operating or regulatory risks; and

▪	expected tax rates and foreign exchange rates;

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ significantly from those expressed or implied in our forward-looking statements, including, without limitation:

•	competition from new or established service providers or from those with greater resources;

•	disruption of, and demands on, our ongoing business and diversion of management’s time and attention in connection with acquisitions or divestitures;

•	the loss of any of our significant customers;

•	cyber-attacks or other breaches of our information technology security;

•	we may be found to infringe on intellectual property rights of others;

•	we may not be able to obtain necessary rights to use software or components supplied by third parties;

•	we may be unable to enforce our intellectual property rights;

•	our ability to attract or retain key personnel;

•	we may experience difficulty responding to changing technology, industry standards and customer requirements;

•	our financial results are subject to fluctuation;

•	difficult or uncertain global economic conditions;

•	unanticipated costs associated with litigation or settlements;

•	failures of our products or services due to design flaws and errors, component quality issues, manufacturing defects or other quality issues;

•	our dependence on a limited number of third party manufacturers;

•	our reliance on single source suppliers for certain components used in our products;

•	our dependence on wireless network carriers to promote and offer acceptable wireless data services;

•	risks related to contractual disputes with counterparties;

•	we are subject to governmental regulation;

•	the transmission, use and disclosure of user data and personal information could give rise to liability or additional costs; and

•	we have operations outside of North America and therefore are subject to risks inherent in foreign jurisdictions.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to below under "Risks and Uncertainties" and those referred to in our other regulatory filings with the U.S. Securities and Exchange Commission (the "SEC") in the United States and the provincial securities commissions in Canada.

Our forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and we do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by applicable law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

CURRENCY
Unless otherwise indicated, all figures are stated in U.S. dollars.
CORPORATE STRUCTURE
Unless the context otherwise indicates, references to “we”, “our”, “us”, “the Company”, “the Corporation” or “Sierra Wireless” in this Annual Information Form means Sierra Wireless, Inc. and its subsidiaries.
Sierra Wireless was incorporated under the Canada Business Corporations Act on May 31, 1993. The Articles of Sierra Wireless were amended by a Certificate of Amendment issued March 29, 1999 to remove the private company provisions and restrictions on share transfer. The Articles of the Company were further amended by Certificates of Amendment issued May 13, 1999 and May 14, 1999 to: (i) re-designate and change all existing Common Shares in the capital of the Company to new Common Shares in the capital of the Company (the “Common Shares”); (ii) change the rights attached to all Preference Shares in the capital of the Company (the “Preference Shares”) and to remove each existing series of Preference Shares; and (iii) consolidate the Common Shares on the basis of one post-consolidation Common Share for 1.5 pre-consolidation Common Shares.
The Company’s registered and records office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3 and its head office and principal place of business is located at 13811 Wireless Way, Richmond, British Columbia, Canada, V6V 3A4.
The following table lists the principal subsidiaries of Sierra Wireless and their jurisdictions of incorporation or organization. All such entities are 100% owned, directly or indirectly, by Sierra Wireless.

Name	Jurisdiction of Incorporation or Organization
Sierra Wireless America, Inc.	Delaware, U.S.A.
Sierra Wireless France SAS	France
Sierra Wireless Luxembourg S.à.r.l.	Luxembourg
Sierra Wireless S.A.	France
Sierra Wireless Hong Kong Limited	Hong Kong
Wireless Maingate Nordic AB	Sweden
Subsidiaries with total assets and revenues less than 10 per cent, and in the aggregate less than 20 per cent, of total consolidated assets or total consolidated revenue are excluded from the list.

GENERAL DEVELOPMENT OF THE BUSINESS
Sierra Wireless is building the Internet of Things (“IoT”) with intelligent wireless solutions that empower organizations to innovate in the connected world. We offer the industry’s most comprehensive portfolio of second generation ("2G"), third generation ("3G"), and fourth generation ("4G") cellular embedded wireless modules and gateways, seamlessly integrated with our secure cloud and connectivity services. Original Equipment Manufacturers ("OEMs") and enterprises worldwide trust our innovative cellular solutions to get their connected products and services to market faster.

In 2015 we significantly advanced our device-to-cloud strategy by successfully completing three acquisitions and rapidly expanding our cloud and connectivity services business. On January 16, 2015 we acquired all of the shares of Wireless Maingate AB ("Maingate"), a provider of M2M connectivity and data management services based in Karlskrona, Sweden.  On June 18, 2015 we acquired substantially all of the assets of Accel Networks LLC ("Accel"), a leader in managed cellular broadband technology and connectivity services in North America.  On September 2, 2015 we acquired all of the shares of MobiquiThings SAS ("MobiquiThings"), a mobile virtual network operator based in France focused on the global machine-to-machine and telematics marketplace.

As a result of the three business acquisitions and a reorganization to drive focus and growth in our key lines of business, effective October 1, 2015, we are operating the Company under three reportable segments: (i) OEM Solutions; (ii) Enterprise Solutions; and (iii) Cloud and Connectivity Services. Prior to October 1 our Enterprise Solutions segment included the business operations that now comprise our new Cloud and Connectivity Services segment.

Our OEM Solutions segment includes cellular embedded modules, software and tools for OEM customers to integrate wireless cellular connectivity into products and solutions across a broad range of industries, including automotive, transportation, energy, enterprise networking, sales and payment, mobile computing, security, industrial monitoring, field services, residential, healthcare and others. Based on third-party industry data, we are the world leader in embedded wireless modules with 35% global market share (source: ABI Research, 2015). We are widely recognized as the innovation leader in cellular embedded modules and are often first-to-market with new air interface standards, including 4G and LTE Advanced ("LTE-A").

Within our OEM Solutions segment, our embedded wireless module product portfolio spans 2G, 3G and 4G cellular technologies. This product portfolio also includes cloud-based remote device management capability and support for on-board embedded applications using our open source, Linux-based application framework, called Legato. In 2015 we launched Project MangOh, which is a low cost, open source customizable product development platform to accelerate prototypes and simplify the industrialization of IoT solutions.

Our Enterprise Solutions segment includes a range of intelligent gateways and management tools and applications that enable cellular connectivity for mobile, industrial and enterprise customers. Our 2G, 3G and 4G LTE intelligent cellular gateways are designed for use where reliability and security are essential, and are used in transportation, public safety, field services, energy, industrial, and enterprise networking applications worldwide. Our gateways can be easily configured for specific customer applications and also support on-board embedded applications using our ALEOS application framework.

The Cloud and Connectivity Services segment comprises three main areas of operation: (i) our cloud services business, which provides a secure and scalable cloud based platform for deploying and managing IoT applications; (ii) our connectivity services, which includes our Smart SIM supported by our mobile core networks; and (iii) our managed wireless broadband services business. These cloud and connectivity services support our fully integrated device-to-cloud strategy and are designed to enable worldwide IoT deployments by our customers. Our cloud based platform services can be used to collect, manage and process data from any number of connected assets across any network operator around the world. This device-to-cloud data connection provides our customers with a fully integrated, end-to-end solution that is simple to deploy and allows our customers to build their IoT applications without investing in infrastructure.  Our cloud based platform can also be used to centrally manage and monitor IoT devices at the edge of the network, including configuring device settings and delivering firmware and embedded application updates remotely over the air.  Our SIM and connectivity services provide global, multi-operator subscriptions with unique benefits for IoT deployments such as quality of service improvements and consolidated multi-operator network coverage. Our broadband services provide proactive network management solutions utilizing cellular broadband gateways, routers and advanced antennas.

During 2015, the following product and customer developments influenced the general progression of our business:

OEM Solutions

•
We introduced four new AirPrime embedded modules, the first to support LTE-Advanced networks worldwide (LTE-A). LTE-A is the latest generation of 4G LTE network standards, aimed at improving network capacity, throughput, data speed and operational cost-efficiency.

•
We introduced the next-generation AirPrime WP series of smart wireless modules, designed to reduce system complexity and accelerate the development of connected products and applications for the Internet of Things.

•
We announced that Iskraemeco, one of the leading providers of Advanced Metering Management (AMM) systems in the world, has selected our AirPrime HL Series to enable cellular connectivity in smart metering deployments worldwide.

•	We announced that Itron has selected our AirPrime HL Series modules to enable cellular connectivity in its latest line of smart gas meters.

•	Maestro Wireless Solutions Limited, a leading provider of tracking devices for IoT applications globally, has announced that its first LTE Cat-1 tracker is based on our AirPrime HL Series.

•
Our AirPrime EM7455, the industry's first embedded module to support LTE-Advanced, has been selected by Lenovo to provide fast and reliable LTE-Advanced cellular connectivity in next-generation notebooks, tablets, and 2-in-1s.

•	Our new HL7690 LTE Cat-1 embedded modules were selected by Sagemcom, a leading European communications equipment provider, for its smart meters to be deployed by Enexis in the Netherlands.

•
Our AirPrime HL Series embedded modules were selected by Parkeon, a global leader in parking, transit and urban mobility solutions, to enable cellular connectivity in smart parking deployments worldwide.

•
Our smart automotive modules were selected by Valeo, the global automotive products and systems company, for a new generation of telematics control units to enable connected car services internationally.

•	Secured the largest design win in the Company's history with an international Automotive OEM.

Enterprise Solutions

•
We announced the launch of our next generation of AirLink gateways. The AirLink GX450 4G mobile gateway and the AirLink ES450 4G enterprise gateway offer support for a broader array of LTE frequency bands, making them compatible with mobile networks worldwide.

•	We announced the commercial availability of FirstNet Band 14 LTE support for our oMG2000 mobile gateway.

•
We announced the launch of the AirLink Raven RV50 gateway, the LTE successor to the market's most widely deployed cellular gateway solution for energy and industrial applications. The RV50 offers a rugged design and the lowest power consumption of any LTE industrial gateway, providing reliable connectivity for the most demanding applications.

Cloud and Connectivity Services

•
We introduced the IoT Acceleration Platform, the industry's first integrated service platform that combines cloud, IoT hardware, and managed connectivity services for worldwide deployments. This project involved the rapid integration of recent acquisitions completed in 2015 - namely Maingate and MobiqiThings, with our existing AirVantage cloud platform.

•	Recently, we introduced our Smart SIM technology and connectivity service that provides customers with superior coverage and service quality to maximize the reliability of global IoT applications.

Significant Acquisitions and Divestitures

Disposition of the AirCard business

On April 2, 2013 we completed the sale of substantially all of the assets and operations related to our AirCard business to Netgear, Inc. ("Netgear") for $136.6 million. Under the terms of the sale agreement, approximately 160 employees, primarily in sales, marketing and research and development were transferred to Netgear, as well as certain facilities in Carlsbad, California and Richmond, British Columbia. This transaction marked a significant milestone in the Company's transition to becoming a pure-play leader in IoT.

Acquisition of the M2M business of AnyDATA

On October 16, 2013 we completed the acquisition of substantially all of the M2M embedded module and modem related assets of AnyDATA Corporation ("AnyDATA") for $5.2 million. The acquired business included 3G and 4G wireless modules and modems that are sold mainly in Korea. This acquisition provided us with a significantly enhanced market position in key segments, as well as a new geographical expansion into Korea.

Acquisition of In Motion Technology

On March 3, 2014 we completed the acquisition of all the shares of In Motion Technology Inc. ("In Motion") for net cash consideration of $23.9 million. In Motion's mobile enterprise networks provide customers with a secure, managed end-to-end communications system. In Motion solutions provide rugged in-vehicle mobile routers that are integrated with a security system and a powerful management and application platform. In Motion solutions are used by public safety, transit and utility fleets across the United States and Canada. This acquisition strengthened our position in key market segments and broadened our Enterprise Solutions product portfolio. By special resolution dated December 31, 2014, In Motion commenced the process of winding up into Sierra Wireless, and transferred substantially all of its assets and liabilities to Sierra Wireless on that date.

Acquisition of Maingate

On January 16, 2015 we acquired substantially all of the shares of Maingate for $91.6 million. Maingate is a pioneer in offering managed wireless services for the IoT market in the Nordic region. Maingate is based in Karlskrona, Sweden and is one of the leading providers of managed IoT connectivity services in Europe. Maingate has its own core network and is a fully licensed mobile network operator with its own SIMs, billing, subscription management, and other value-added services. Maingate's services are delivered with dedicated operations and customer support. Additional value-added services include over-the air-subscription provisioning and tailored connectivity solutions. The acquisition of Maingate enhances our device-to-cloud solution by adding managed connectivity and data management services.
Acquisition of Accel
On June 18, 2015 we completed the acquisition of substantially all of the assets of Accel for $9.5 million in cash with contingent consideration of up to an additional $1.5 million under a performance-based earnout formula. Accel is a leader in managed cellular broadband technology and connectivity services in North America. The acquisition of Accel will strengthen our Cloud and Connectivity Services segment.
Acquisition of MobiquiThings
On September 2, 2015 we completed the acquisition of all the outstanding shares of MobiquiThings for €13.5 million in cash with contingent consideration of up to an additional €12.0 million under a performance-based earnout formula. MobiquiThings is a France-based mobile virtual network operator dedicated exclusively to the Machine-to-Machine and Telematics marketplace. This acquisition further solidified our device-to-cloud strategy.
Highlights of the recent financial performance of our continuing business

We have recorded the operating results of the AirCard business as discontinued operations in 2013 in accordance with U.S. Generally Accepted Accounting Principles. The revenues, costs and resulting net after tax operating results have been removed from the respective categories in the Statement of Operations in our Financial Statements and presented separately as Net earnings (loss) from discontinued operations. The following summary of the financial performance of our continuing business complies with this presentation.

In 2015 our revenue was $607.8 million, an increase of 10.8% from 2014. The increase in revenue was driven by growth in our OEM Solutions segment as well as contributions from acquisitions completed in 2015. Gross margin was 31.9% down from 2014 mainly due to the increased volume of lower margin products sold in 2015. Earnings from operations was $10.1 million in 2015, compared to a loss from operations of $6.6 million in 2014. Our earnings from operations in 2015 included stock-based compensation and related social taxes of $9.7 million, acquisition amortization of $9.7 million, acquisition-related and integration costs of $1.9 million, restructuring costs of $1.0 million. Our net loss was $2.7 million, or loss per share of $0.08, in 2015, compared to net loss of $16.9 million, or loss per share of $0.53, in 2014. The 2015 net loss included an after-tax foreign exchange loss of $11.6 million compared to an after-tax foreign exchange loss of $12.3 million included in the 2014 net loss.

In 2014 our revenue was $548.5 million, an increase of 24.1% from 2013. The strong revenue result was driven by a combination of organic growth and contributions from acquisitions. Gross margin was 32.6%, down from 2013 mainly due to increased volume of lower margin products sold in 2014, partially offset by lower product costs. Loss from operations was $6.6 million in 2014, compared to a loss from operations of $17.7 million in 2013. Our loss from operations in 2014 included stock-based compensation and related social taxes of $10.5 million, acquisition amortization of $10.9 million, acquisition and integration costs of $2.7 million, restructuring costs of $1.6 million and impairment costs of $3.8 million. Our net loss from continuing operations was $16.9 million, or loss per share of $0.53, in 2014, compared to net loss from continuing operations of $15.6 million, or loss per share of $0.50, in 2013. The 2014 net loss included an after-tax foreign exchange loss of $12.3 million compared to an after-tax foreign exchange gain of $3.9 million included in the 2013 net loss.

Our revenue by segment for the years ended December 31, 2015 and 2014 per quarter was as follows:

	2015					2014
	Total	Q4	Q3	Q2	Q1	Total	Q4	Q3	Q2	Q1

OEM Solutions	$523,366	$121,540	$130,653	$138,133	$133,040	$476,650	$129,580	$124,329	$116,579	$106,162
Enterprise Solutions	63,072	16,506	17,734	15,074	13,758	71,873	19,498	18,941	18,433	15,001
Cloud and Connectivity Services (1)	21,360	6,800	6,194	4,758	3,608	—	—	—	—	—
	$607,798	$144,846	$154,581	$157,965	$150,406	$548,523	$149,078	$143,270	$135,012	$121,163

(1) Revenue for 2014 is included in Enterprise Solutions and is not material.

NARRATIVE DESCRIPTION OF THE BUSINESS
Industry Background
We operate in the wireless information and communications technology industry, enabling connectivity for IoT solutions through cellular wireless technologies. These technologies include 2G cellular standards such as GSM/GPRS/EDGE and CDMA/1xRTT; 3G standards such as UMTS (including HSPDA and HSUPA) and EV-DO; and 4G standards such as HSPA+, LTE, LTE-A and wireless local area network technologies such as Wi-Fi. Key industry participants include: mobile network operators, who deploy, own and operate wireless networks and provide service to end users; infrastructure vendors, who provide the networking equipment and software to build such networks; device manufacturers, who provide voice and data communication devices that use the network, such as handsets, modems, embedded wireless modules and wireless gateways; and application enablement vendors, who provide applications to enterprises and consumers that utilize the wireless networks.
Over the past several years, we have transitioned our business to focus specifically on device-to-cloud solutions for IoT applications providing a broad portfolio of 2G, 3G and 4G embedded modules, intelligent gateways, as well as cloud and connectivity services. With the sale of the assets and operations of the AirCard business in 2013, we completed our transition to a pure-play leader in IoT solutions.
Recent market trends in the wireless communications industry include:

•
Evolving wireless network coverage and data speeds. Mobile network operators around the world continue to invest in network upgrades to support LTE technologies, enabling mobile broadband connectivity of up to 400 megabits per second ("Mbps"). Operators also continue to expand and improve network coverage, improving the ubiquity of cellular wireless access globally. US carriers have recently started testing 5G technology, the next phase of mobile telecommunications standards which is expected to be introduced to the market by 2020.

•
Technology improvements in devices and software. Improvements in wireless chipset technology, including greater integration, higher speeds, and lower power consumption, are driving further advances in cellular devices including on-board application processing, faster data transfer, smaller form factors, lower hardware costs, and longer battery life for host devices. These advances have helped enable the significant growth in demand for connected IoT devices and applications across many segments including enterprise networking, automotive, transportation, energy, mobile computing, sales and payment, industrial control and monitoring, field service, healthcare and consumer electronics.

•	Lower, more flexible service pricing. Mobile network operators ("MNOs") are introducing new wireless connectivity service pricing models to accelerate growth of IoT solutions and applications.

•
Emergence of Mobile Virtual Network Operators (“MVNOs”) specifically for the IoT. MVNOs are increasing their level of activity in the IoT and expanding their service offerings globally by leveraging their connectivity services including application enablement and device management for the IoT.

•
Adoption of low power, wide area networking. To expand the market for IoT applications, the industry is adopting low power, wide area networking standards. In 2016, the leading standards body, 3GPP, is expected to approve a new LTE standard referred to as Category M ("Cat-M"). This development is expected to expand the market application for low power, deep coverage applications of embedded modules at lower cost. Sierra Wireless has been working actively with 3GPP in the efforts to introduce the Cat-M standard and product demonstrations are expected in 2016 with industry-wide commercial availability expected in 2017.

•
Increasing focus and investment by large ecosystem participants. Large ecosystem participants, such as mobile network operators, system integrators, semiconductor companies and application enablement companies, are increasing their investments in, and strategic focus on, IoT solutions. Enterprises, governments and other organizations are increasingly incorporating IoT solutions into their business models to enhance productivity, reduce costs and create competitive advantage.
We expect these trends, and others, to stimulate growth in the IoT market.  With higher speeds and more ubiquitous coverage in mobile networks, plus more ecosystem investment and innovative products from solution providers, the number of wireless connected devices and data traffic is expected to increase substantially over the next decade.  This growth is, in turn, expected to drive demand for secure, scalable device-to-cloud solutions that can connect, gather, store and manage data for customer applications.

Products and Solutions
With sales, engineering, and R&D teams located in offices around the world, we offer the industry's most comprehensive portfolio of embedded modules and gateways, seamlessly integrated with our cloud and connectivity services. Our solutions are simple, scalable and secure, enabling customers to get their connected products and services to market faster. Our devices are currently operating on more than 80 networks globally and we have shipped more than 120 million connected devices worldwide.
OEM Solutions
Our OEM Solutions segment includes embedded wireless modules and tools for OEM customers that are used to integrate wireless connectivity into products and solutions across a broad range of industries including automotive, transportation, enterprise networking, energy, sales and payment, mobile computing, security, industrial monitoring, field services, healthcare, and others. Within our OEM Solutions segment, our embedded wireless modules product portfolio spans 2G, 3G, and 4G cellular technologies for use in IoT applications. This includes remote device management capability and support for on-board embedded applications using the company's new open source, Linux-based application framework called Legato™.
We believe there are long-term profitable growth prospects in the embedded wireless module market and we plan to continue to invest in our product portfolio to expand our leadership position. Our acquisitions of Wavecom in 2009, the M2M business of Sagemcom in 2012, and the M2M modules and modems business of AnyDATA in 2013, combined with subsequent product launches and customer design wins, have allowed us to significantly expand our global position in wireless embedded solutions. We believe that our line-up of embedded modules is the broadest in the industry.

In 2014, we introduced our Legato™ platform, an open source embedded platform built on Linux and designed to simplify IoT application development. Comprised of a tightly integrated application framework, fully tested Linux distribution and feature-rich development environment, the open source Legato™ platform accelerates application level development of connected devices, thereby lowering total system costs for OEMs. Legato™ provides existing customizable components needed for IoT solutions across a wide range of target markets, including connected cars, smart meters, and industrial automation.

In 2015, we introduced Project MangOH, an open source hardware design which accelerates innovation within the IoT, enables rapid prototyping and shortens the time-to-market for IoT developers. The first reference design is available for download on our website and supports 3rd-party plug and play IoT modules to provide wireless, sensor, and cloud connectivity out-of-the-box with full Legato software support. IoT developers can try out multiple wireless and sensor technology combinations to best meet their specific use-case requirements. Once their prototype is complete, they can then re-use the industrial-grade design and IoT modules in final production.

In addition to our devices and related software products, we offer professional services to OEM customers during their product development and launch process. We leverage our expertise in wireless design, software, integration and certification to provide services that enable customers to more rapidly and cost-effectively bring their IoT and connected device solutions to market.

In 2015, total revenue from our OEM Solutions segment increased by 9.8% to $523.4 million, compared to $476.6 million in 2014. This increase was due to solid contributions from automotive, energy and enterprise networking customers.
Enterprise Solutions
Our Enterprise Solutions segment includes intelligent gateways, security and device management solutions and professional services for enterprise customers. Within our Enterprise Solutions segment, the AirLink product portfolio includes 2G, 3G and 4G LTE intelligent wireless gateways that provide plug and play mission-critical connectivity. They are designed for use where reliability and security are essential and are sold to public safety, transportation field service, energy, industrial, retail and financial enterprises around the world. AirLink gateways can be easily configured for the customer's application and also support on-board embedded applications using the ALEOS Application Framework.
In 2015 we introduced the AirLink Raven RV50 ("RV50") which is the industry’s lowest power LTE gateway. The RV50 industrial gateway is designed to connect critical assets and infrastructure in energy, industrial and smart-city infrastructure. The RV50 provides real-time remote connectivity for SCADA, distribution management systems and metering and with LTE connectivity it brings the benefits of broadband connectivity to extreme environments, where servicing by a field technician is not a practical option and power is often scarce.
Our gateway customers can now remotely configure, deploy, and monitor their RV50 and other AirLink gateways over-the-air using our AirLink Management Service (ALMS) which is powered by our cloud platform and makes managing thousands of gateways as easy as managing ten.
The In Motion business, acquired in March 2014, is fully integrated within our Enterprise Solutions segment. The InMotion suite of products includes the oMG Mobile Gateway, a rugged, mobile communications gateway, the oMM Management System a mobile network management system, the mobile-optimized oCM VPN Server and applications that are backed by a world-class technical services team. InMotion products simplify the deployment, management, and maintenance of advanced mobile networking solutions within any enterprise environment.
Total revenue from our Enterprise Solutions segment decreased 12.2% to $63.0 million in 2015, compared to $71.9 million in 2014. The decrease was driven by lower sales of AirLink gateway products due to heightened competition and the impact on sales of a new product pipeline that had not yet been fully launched into the market.
Cloud and Connectivity Services
Our Cloud and Connectivity solutions are pre-integrated with our hardware devices and connected to wireless networks globally to help accelerate time to market for new IoT services. Our Cloud and Connectivity services consist of several basic building blocks:

•	device and application management to remotely monitor, maintain and update deployed products;

•	a cloud platform to securely collect, store, organize and analyze data making it easy to build value added applications;

•	cellular connectivity that provides deployed devices with secure, global mobile network access for sending and receiving machine data; and

•	connected devices to collect data from attached or nearby sensors or other connected elements.
Our IoT Acceleration Platform simplifies the deployment of IoT solutions by providing a seamless connection between devices and the enterprise. IoT solution providers can use the latest cloud application programming interface (API) standards to quickly integrate machine data with their own enterprise applications and back-end solutions. The AirVantage Management Service is a comprehensive device management application with interactive dashboards that make it easy to deploy, monitor and upgrade wireless devices remotely.
Our Cloud and Connectivity Services segment also includes connectivity and data management services. As part of these services we have recently introduced the multi-operator Sierra Wireless Smart SIM and Connectivity Service. Using traditional Subscriber Identity Modules ("SIMs") for IoT connectivity can result in lapses in coverage, interruptions in data transmission and expensive service calls to rectify service issues. Our Smart SIM eliminates such issues by introducing a SIM designed specifically for IoT deployments. The Smart SIM delivers multi-operator coverage, reliable performance and flexible global pricing through a patented embedded agent designed specifically for enabling IoT connectivity anywhere in the world. In addition, our IoT Acceleration Platform provides a central platform for commissioning, managing and updating the SIMs which simplifies logistics and adds the flexibility needed to support long device lifecycles in the field, even if there are changes with providers and networks.
Total revenue from our Cloud and Connectivity Services segment was $21.4 million in 2015. We have not disclosed comparative information for this new segment as the operations related to this segment were formerly included in the Enterprise Solutions segment and were not material prior to 2015.
Discontinued operations - AirCard mobile broadband devices
Our discontinued operations comprised the design, manufacture and sale of AirCard-branded USB modems and mobile Wi-Fi hotspots. The sale of the assets and operations of the AirCard business was completed in early April 2013.

Customers

Our products and solutions are used by a variety of end-users across several market segments and for many applications. Market segments that we serve include automotive, transportation, energy, industrial, enterprise, residential and healthcare.
We sell our products both directly and through indirect channels including OEMs, distributors and value-added resellers. We sell our products to customers worldwide and have built sales and distribution teams that support our international business. We have dedicated sales and distribution teams for the Europe, Middle East and Africa (“EMEA”), Asia-Pacific, Latin America and North America regions.
Original Equipment Manufacturers
OEMs are customers that integrate our embedded wireless modules into devices they manufacture and sell to end-user markets through their own direct sales force and indirect distribution channels. In many cases we leverage the market-specific expertise and go to market capabilities of our OEM partners. Our embedded modules have been integrated into a range of OEM devices, such as automobiles, smart energy meters, alarm panels, point of sale terminals, enterprise routers, tablets, notebooks, industrial handhelds, and medical equipment. We sell to OEMs both directly and indirectly through distribution partners around the world.
Resellers and Distributors
Resellers purchase our products either directly from us or from our distributor network and resell them to OEMs and enterprise customers. In order to support our global resellers and OEMs, we have established a global network of distribution partners. Distributors ensure that our products are available to a large number of resellers and OEM customers around the world.
Resellers often combine our products with other elements of an overall solution, such as additional hardware, application software and bundled communication services and deliver a complete solution to the end-user customer. Resellers include IT VARs, system integrators and application solution providers.

Mobile Network Operators
We maintain strong relationships with key mobile network operators worldwide and these relationships allow us to plan and execute on technology trends while we work together to develop eco-systems to drive IoT growth. Additionally, mobile network operator sales teams often work with our sales teams to jointly sell wireless solutions to OEMs, enterprise and government customers. The mobile network operator channel provides us with extended customer reach, while at the same time allows the operators to leverage our wireless solutions expertise to help sell their connectivity services. We have also entered into wholesale purchase agreements with several mobile network operators that enable us to provide global cellular connectivity services to our customers.

Product Development
We have built a reputation in the wireless industry for creating state-of-the-art, high-quality products and for bringing them to market within aggressive timeframes. Our global product development teams of approximately 527 full time employees, at December 31, 2015, are located in Richmond, British Columbia; Carlsbad, California; Issy-Les-Moulineaux, France; Toulouse, France, Karlskrona, Sweden; Hong Kong SAR, China; Shenzhen, China and Seoul, Korea. These teams are skilled in the areas of radio design, hardware design, embedded software design cloud-based applications and cellular network. The product development teams in each of our business units include leaders with extensive experience in their fields, along with younger graduates from leading universities.
Our goal is to develop complete, thoroughly validated, high quality products and solutions that are closely managed throughout their entire life cycle. As part of this approach, individuals from our product development group form product-specific teams with staff from other functional areas, including research and development, product management, marketing, operations, technical support and quality. These teams work closely to bring new products through the development phase, while balancing the market requirements of performance, time to market and product cost. Concepts and prototypes are validated by working with lead customers, channel partners and industry consultants. From time to time, projects are outsourced to third parties, who provide product development leverage for our organic development teams.
Products that result from our product development process are designed and tested to cellular industry standards, as well as customer requirements and are introduced to our contract manufacturing partners for production and delivery to our customers. Included in the development effort is the certification of our products with industry and regulatory standards bodies and mobile network operators. A group of senior engineers develops and monitors our development processes within an ISO 9001 approved framework or ISO/TS 16949 for automotive grade products. These processes are applied across all development projects to ensure uniformity and high quality.
We are also increasing our focus on application-level software development to provide complete device-to-cloud solutions to our customers.
Our product development staff stays current with technology by participating in industry groups such as the Global Certification Forum, the Cellular Telecommunications Industry Association, the European Telecommunications Standards Institute, the Third Generation Partnership Project, the Third Generation Partnership Project 2, the GSM Association, and the OneM2M Partnership, as well as through ongoing technical education. We maintain close relationships with local universities by providing financial and technical contributions, hiring co-op students, giving lectures, supporting professorships and participating in regular informal meetings with faculty members.

Marketing
Our marketing team is responsible for providing product management, segment marketing, corporate marketing programs and communications for our products and solutions on a global basis.
Product Management & Segment Marketing
Members of both the product management and segment marketing teams play an active role in our core team approach to developing and managing products through their entire product life cycle. Emphasis is placed on understanding customer and market segment needs, developing the business case for new products, determining competitive positioning and pricing, and ensuring product completeness, which includes documentation, packaging, collateral, promotional material and marketing programs. This team also develops and manages the product portfolio roadmap and interfaces with customers regarding business opportunities and product requirements.
Corporate Marketing
We develop and communicate our corporate and product positioning to a variety of audiences including customers, media and analysts, channel partners, ecosystem partners, and the industry in general in several ways, including:

•	Global corporate and product branding, positioning and messaging;

•
Marketing content generation to build awareness of our offering including webinars, white papers, product and corporate videos, training opportunities, bylined articles, customer stories, news releases, datasheets, segment brochures, corporate brochures and investor relations factsheets;

•	Product launch support with sales tools, presentations, and outbound launch programs;

•	Creating demand generation programs to generate sales qualified leads that turn into revenue opportunities;

•	Building vertical market or segment marketing programs;

•	Managing all web assets and associated content including the Sierra Wireless Source, an on-line developer community and forum as well as the M2M Solution Exchange highlighting partner solutions;

•	Actively seeking editorial coverage and placing advertisements in industry, business and trade publications;

•	Meeting with opinion leaders, media and industry analysts;

•	Participating in targeted conferences and trade shows to drive brand awareness and generate leads;

•	Actively participating in industry associations; and

•	Channel marketing programs to encourage customer adoption of our products and solutions.

Manufacturing
We outsource our manufacturing, procurement of certain components, kitting, logistics, assembly, testing and repair. We believe that outsourcing allows us to:

•	Focus on our core competencies, including research and development, sales and marketing;

•	Participate in contract manufacturer economies of scale and favorable geographic locations;

•	Access high quality, lower cost manufacturing resources;

•	Provide regional manufacturing to support customer requirements and minimize costs;

•	Achieve rapid production scalability; and

•	Control capital costs.

We perform certain manufacturing related functions in-house, including key component sourcing, manufacturing engineering, and development of manufacturing test software, procedures and fixtures.

We use several contract manufacturers and logistics partners to provide an end-to-end global supply chain solution. The fully integrated supply chain services provided by these electronic manufacturing services ("EMS") partners, enables us to optimize product costs, capital utilization improve alignment with our international customer base and achieve increased operating efficiencies and scalability.

Competition
The IoT device and solutions markets, in which we now focus exclusively, are large and growing markets that we believe will continue to attract significant competition. Some of the competitors are large corporations with manufacturing scale and financial resources at their disposal. However, we believe that our innovation, deep expertise in wireless IoT communications and market leadership gives us an opportunity to effectively differentiate ourselves.
Wireless Embedded Modules: We have established a market share and technology leadership position by being early to market with leading edge, high performance, high quality products that support the latest wireless technologies. We are a global market leader in wireless embedded modules for IoT and enjoy significant competitive advantages, including a broad product portfolio, a global footprint, strong relationships with global OEMs, and unique software differentiation. Our primary competitors include Gemalto NV (Gemalto), Telit Communications Plc (Telit), u-blox Holding AG, SIMcom Wireless Solutions and Huawei Technologies Corporation.

Intelligent Gateways: The market for wireless intelligent gateways is fragmented from a market segment, customer and competition standpoint. In the segments where we compete, we believe that our market share is solid, and that competition is intensifying. In order to strengthen our share position, we are launching new products to rejuvenate our product line and increasing our investments in sales capacity and other go-to-market initiatives. Our competitors in this line of business vary by market segment and include Cradlepoint Incorporated, CalAmp Corp., Digi International Inc. and Cisco Systems Inc.

Cloud and Connectivity Services: Our IoT Acceleration Platform is a strategic differentiator of our IoT solutions overall. Depending on the customers served, our competitors include other device manufacturers who have developed or acquired device management systems or platforms, such as Cubic Telecom Limited, Ericsson AB, Gemalto, PTC, and Telit.

Employees
As of December 31, 2015 we had a total of 1,089 full time employees, 346 of whom are located at our head office in Richmond, British Columbia, with the balance being located across the United States, Canada, Europe and Asia. Of our 1,089 employees, 527 are involved in product development, 123 are involved in manufacturing and operations, 225 are sales and support personnel, 52 are marketing personnel and 162 are in finance and administration. Employees have access to ongoing training and professional development opportunities that are funded by the Company through on-the-job and outside educational programs.
Competitive compensation, including cash compensation, our employee stock option plan, our employee restricted share unit plan and our retirement plan contribution program, are complemented by internal recognition programs and career advancement opportunities. We believe our relationships with our employees are positive.
We have entered into non-disclosure agreements and confidentiality agreements with key management personnel and with substantially all of our other employees.

Intellectual Property
We believe that a considerable portion of the value of the Company resides in our intellectual property, the combined expertise of our teams, our inventions and our ability to apply quickly changing technology to new and innovative solutions for our customers.
We protect our intellectual property through a combination of patent protection, copyright, trademarks, trade secrets, licenses, non-disclosure agreements and contractual provisions. We enter into a non-disclosure and confidentiality agreement with each of our employees, consultants and third parties that have access to our proprietary technology. Under assignment of inventions agreements, all of our employees and consultants assign to Sierra Wireless all intellectual property rights in the inventions created during such person’s employment or contract with Sierra Wireless.
We currently hold 106 United States patents and 296 international patents. Additional patent applications are pending. We also access the intellectual property of third parties by entering into commercial licenses and cross-licenses when appropriate.

Governmental Regulation
Our products are subject to certain mandatory regulatory approvals in the United States, Canada, the European Union (“EU”) and other regions in which we operate. In the United States, the Federal Communications Commission regulates many aspects of communications devices, including radiation of electromagnetic energy, biological safety and rules for devices to be connected to the telephone network. In Canada, similar regulations are administered by the Ministry of Industry, through Industry Canada. EU directives provide the comparable regulatory guidance in Europe.
Wireless modems must be approved under these regulations by the relevant government authority prior to these products being offered for sale. We have obtained all necessary Federal Communications Commission, Industry Canada, EU and other required regulatory approvals for the products we currently sell.

Foreign Operations
We operate foreign research and development facilities in Issy-les-Moulineaux and Toulouse, France; Carlsbad, California, United States; Hong Kong and Shenzhen, China; and Seoul, Korea. We also have operations in Sweden including solution development, sales, marketing and support functions.
Our major foreign sales, marketing and support functions are in Issy-les-Moulineaux and Toulouse, France, Carlsbad, California, United States; and in Hong Kong SAR, China.
We use a number of large global EMS providers with factories located in China, Brazil, and Vietnam to manufacture our products and provide integral supply chain services. We also use additional partners to support regional manufacturing requirements and select products including more complex, lower volume devices.

Additional Information Concerning Our Business
Our operations do not have a significant impact on the environment. We have not made, and are not required to make, any significant capital expenditures to comply with environmental regulations nor will our competitive position be affected by environmental protection requirements. Working with the contract manufacturers who build our products and relevant component suppliers, we ensure that our products that are sold in the EU comply with the EU directives that restrict the use of certain hazardous substances in electronic equipment sold in the EU after July 1, 2006.

During 2013, we introduced a Conflict Minerals policy that sets out our commitment to source materials and components from environmentally and socially responsible suppliers. In general, it is our policy that we do not knowingly purchase materials, components or supplies which contain conflict minerals that originate in the Democratic Republic of Congo and adjoining countries that have not been certified as conflict free by an independent third party. We expect our suppliers to adhere to the same standard and to have in place programs and processes to ensure conflict free supply chains. While it is our goal to use only materials that are conflict free in our products, we nevertheless recognize that our suppliers may not have immediate knowledge of their supply chains that is deep enough to fully understand the origin of the minerals that are used in their products. Because mining and smelting activities are multiple steps removed from the manufacture of market ready products, we recognize that for some suppliers it will take some time to fully comply with our requirements.
Annually we request confirmation from our suppliers regarding the conflict free status of the products that they provide to Sierra Wireless. We report the results of this process as part of the annual requirements the SEC has developed in response to Section 1502 of the Dodd-Frank Act.

RISK FACTORS
Our business is subject to significant risks and uncertainties and past performance is no guarantee of future performance. These risks and uncertainties are described in our MD&A for the year ended December 31, 2015, which can be found on our website at www.sierrawireless.com or at www.sedar.com, and filed as Exhibit 1.3 to our Annual Report on Form 40-F.

DIVIDENDS
Since incorporation, we have not paid any dividends on our Common Shares. Our current intention is to reinvest earnings to finance the growth of our business. We do not anticipate that we will pay any dividends on our Common Shares in the immediate or foreseeable future.

DESCRIPTION OF CAPITAL STRUCTURE
Our authorized capital consists of an unlimited number of Common Shares, of which, at February 29, 2016, 32,121,578 are issued and outstanding, and an unlimited number of Preference Shares, issuable in series, of which none are issued and outstanding. Our board of directors is authorized to determine the designation, rights and restrictions to be attached to the Preference Shares upon issuance.
Holders of Common Shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of Preference Shares, the holders of Common Shares are entitled to receive on a proportionate basis such dividends as our board of directors may declare out of funds legally available there for. In the event of the dissolution, liquidation, winding up or other distribution of our assets, the holders of the Common Shares are entitled to receive on a proportionate basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of Preference Shares.
The Common Shares carry no pre-emptive or conversion rights other than rights granted to holders of Common Shares under the Shareholders Rights Plan which was re-adopted and ratified by our shareholders on May 21, 2015. The Shareholder Rights Plan is designed to encourage the fair treatment of our shareholders in connection with any take-over offer for our outstanding Common Shares. The Shareholder Rights Plan provides our board of directors and shareholders with 60 days, which is longer than prescribed by applicable securities laws governing take-over bids, to fully consider any unsolicited take-over bid without undue pressure, to allow our board of directors, if appropriate, to consider other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge. If a bid is made to all shareholders, is held open for at least 60 days and is accepted by shareholders holding more than 50% of the outstanding Common Shares, or is otherwise approved by our board of directors, then the Shareholder Rights Plan will not affect the rights of shareholders. Otherwise, all shareholders, except the parties making a take-over bid, will be able to acquire a number of additional Common Shares at half the market price. Thus, any party making a take-over bid not permitted by the Shareholder Rights Plan could suffer significant dilution.
Normal Course Issuer Bid (NCIB)
The Company received approval from the Toronto Stock Exchange (“TSX”) to purchase for cancellation up to 3,149,199 of its common shares, representing 10% of the public float. The Bid commenced on February 9, 2016 and will terminate on the earlier of: (i) February 8, 2017, (ii) the date Sierra Wireless completes its purchases pursuant to the notice of intention filed with the TSX, or (iii) the date of notice by Sierra Wireless of termination of the Bid. To-date, the Company has purchased 549,583 Common Shares pursuant to the bid.

On February 29, 2016, we established an automatic share purchase plan in connection with the previously announced Bid with a designated broker to allow for the purchase of Common Shares under the NCIB at times when the Company would ordinarily not be permitted to purchase shares due to regulatory restrictions.

Credit Facilities
We have a $10 million revolving term credit facility ("Revolving Facility") with Toronto Dominion Bank and the Canadian Imperial Bank of Commerce expiring on January 31, 2017. The Revolving Facility is for working capital requirements, is secured by a pledge against all of our assets and is subject to borrowing base limitations. As at December 31, 2015, there were no borrowings under the Revolving Facility.

We have access to a revolving standby letter of credit facility of $10 million from Toronto Dominion Bank. The credit facility is used for the issuance of letters of credit for project related performance guarantees and is guaranteed by Export Development Canada. As of December 31, 2015, there were no letters of credit issued against the revolving standby letter of credit facility.

MARKET FOR SECURITIES
Our Common Shares are listed on the Toronto Stock Exchange (“TSX”), and trade under the symbol “SW”. Our Common Shares are also listed on Nasdaq and trade under the symbol “SWIR”.
Set out below are the price ranges and volume of Common Shares of Sierra Wireless, Inc. that traded on the TSX for the year ended December 31, 2015.

2015	Low (Cdn$)	High (Cdn$)	Total Monthly Volume

January	45.00	56.94	3,479,700
February	39.69	50.00	2,906,900
March	39.03	47.61	2,346,500
April	40.74	48.34	1,563,100
May	36.13	46.91	2,068,600
June	30.12	38.93	2,242,000
July	29.32	35.00	1,709,800
August	25.08	33.93	2,158,500
September	27.20	31.00	949,800
October	27.60	33.95	1,076,400
November	18.72	34.06	3,421,700
December	20.36	23.50	1,610,000

Set out below are the price ranges and volume of Common Shares of Sierra Wireless, Inc. that traded on Nasdaq for the year ended December 31, 2015.

2015	Low (US$)	High (US$)	Total Monthly Volume

January	36.05	48.30	16,078,100
February	31.63	39.77	16,694,800
March	31.40	37.97	10,473,800
April	32.20	39.07	9,353,300
May	28.90	38.85	13,213,500
June	24.31	31.26	12,761,000
July	22.92	27.07	11,279,900
August	18.81	25.98	12,789,300
September	20.32	23.42	6,296,900
October	20.81	25.76	5,238,800
November	14.06	25.94	16,370,500
December	14.78	17.56	8,067,400

DIRECTORS AND EXECUTIVE OFFICERS
The tables set forth below list the directors and executive officers of the Company as at February 29, 2016, indicating their name, municipalities of residence, their respective positions and offices held with the Company, the length of service and their principal occupations within the five preceding years.
Each director is elected at our annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed, unless such director resigns or is removed earlier. To the knowledge of Sierra Wireless, the directors and executive officers as a group, beneficially own, directly or indirectly, or exercise control or direction over, 671,537 Common Shares (not including Common Shares issuable upon the exercise of stock options or unvested restricted stock units), representing as of February 29, 2016 approximately 2.1% of the issued and outstanding Common Shares.
Directors

Name, Position and Residence	Principal Occupation or Employment in the Preceding Five Years (1)	Director Since

Jason W. Cohenour	President and Chief Executive Officer of the Company	October 2005
President, CEO and Director
Washington, U.S.A.

Gregory D. Aasen (3)	Independent Outside Director	December 1997
Director
British Columbia, Canada

Robin Abrams (2)(4)	Independent Outside Director	March 2010
Director
California, U.S.A.

Paul G. Cataford (2) (3)(4)	Independent Outside Director; President and Chief Executive Officer of Zephyr Sleep Technologies (a developer and manufacturer of sleep-related medical devices) from April 2010 to present	July 1998
Director
Alberta, Canada

Charles E. Levine (2)(3)	Independent Outside Director	May 2003
Director
California, U.S.A.

Thomas Sieber (2)(4)	Independent Outside Director; Chairman of the Board of Directors of Salt Mobile SA (formerly Orange Switzerland) 2012 to 2015; CEO of Salt Mobile SA (formerly Orange Switzerland) from 2009 to 2012	January 2014
Director
Zurich, Switzerland

Kent P. Thexton (3)	Independent Outside Director; Managing Director of OMERS Ventures from January 2014 to present; Chairman of Redknee Solutions Inc. from November 2006 to present	March 2005
Chair and Director
Ontario, Canada
Notes:
(1) The information as to "principal occupation" has been furnished by the respective directors
(2) Member of the Audit Committee
(3) Member of the Human Resources Committee
(4) Member of the Governance and Nominating Committee

Executive Officers

Name, Position and Province or State and Country of Residence	Principal Occupation in the Preceding Five Years	Length of Service

Jason W. Cohenour	President and Chief Executive Officer	19 years
President and Chief Executive Officer
Washington, U.S.A.

David G. McLennan	Chief Financial Officer	12 years
Chief Financial Officer and Secretary
British Columbia, Canada

Philippe Guillemette	Chief Technology Officer from September 2010 to present; Senior Vice President, Advanced Technology from March 2009 to September 2010	7 years
Chief Technology Officer
British Columbia, Canada

Bill Dodson	Senior Vice President, Operations	13 years
Senior Vice President, Operations
British Columbia, Canada

Jason L. Krause
Senior Vice President and General Manager, Enterprise Solutions from July 2015 to present; Senior Vice President, Corporate Development and Marketing from January 2011 to June 2015; Vice President, Corporate Development from January 2009 to January 2011
8 years
Senior Vice President and General Manager, Enterprise Solutions

British Columbia, Canada

A. Daniel Schieler
Senior Vice President and General Manager, OEM Solutions from August 2013 to present; Senior Vice President and General Manager, Mobile Computing Business Unit from September 2010 to August 2013; Senior Vice President, Worldwide Sales from January 2005 to September 2010
12 years
Senior Vice President and General Manager, OEM Solutions

California, U.S.A.

Pierre Teyssier	Senior Vice President, Purchasing from February 2015 to present; Senior Vice President, Engineering from March 2009 to January 2015	7 years
Senior Vice President, Purchasing
Hong Kong SAR, China

Emmanuel Walckenaer
Senior Vice President and General Manager, Cloud and Connectivity Services from July 2015 to present; Senior Vice President and General Manager, Enterprise Solutions from August 2013 to June 2015; Senior Vice President and General Manager, Solutions and Services from September 2010 to August 2013; Senior Vice President and General Manager, Solutions and Services from March 2009 to September 2010
7 years
Senior Vice President and General Manager, Cloud and Connectivity Services

Paris, France

None of the directors or executive officers of the Corporation is, as at the date of this Annual Information Form (“AIF”), or was within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Corporation) that:

a)
was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation which, in each case, was in effect for a period of more than 30 consecutive days (each, an “order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or

b)
was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of Sierra Wireless or a shareholder holding a sufficient number of securities of Sierra Wireless to affect materially its control:

a)
is, as at the date of this annual information form, or has been within the 10 years before the date of the AIF, a director or executive officer of any company (including Sierra Wireless) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

b)
has, within the 10 years before the date of this annual information form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

c)	has been subject to:

(i)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

CODE OF BUSINESS CONDUCT
In 2003, the Board of Directors adopted a Code of Business Conduct applying to all directors, officers, employees and contractors of the Company and each affiliate and subsidiary of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and other senior officers, to ensure that we conduct our business in accordance with the highest standards of business conduct. The Board of Directors approved updated versions of the Code of Business Conduct in December 2005, October 2008, March 2011 and February 2014. There have been no waivers granted from the Code of Business Conduct since its adoption. The Code of Business Conduct is available on the Company’s website at www.sierrawireless.com or on SEDAR at www.sedar.com.

AUDIT COMMITTEE
Mandate of the Audit Committee
The full text of the Mandate of the Audit Committee is set out below.

1.	Purpose and Scope

The audit committee (“Committee”) was established by the Board of Directors (“Board”) of Sierra Wireless Inc. (“Company”) to assist the Board in fulfilling its responsibilities for oversight of the following:

•	the Company's systems of internal and disclosure controls;

•
the Company's financial reporting process including the Company’s financial statements and other financial information provided by the company to its shareholders, the public and others in accordance with applicable securities and corporate legislation and the Company’s Disclosure Policy;

•	the Company's compliance with financial, accounting, legal and regulatory requirements including the Company’s Code of Business Conduct;

•	the appointment, compensation, independence, oversight, communication with, performance and change of the Company’s external and independent auditors (the “Auditors”);

•	the Company’s process for identification of the principal risks of the Company’s business and ensuring that an appropriate process is in place to manage risks across the enterprise; and

•	the fulfillment of the other responsibilities set forth in this Mandate.

2.	Organization, Membership and Meetings

•
Committee members shall meet the requirements of the Toronto Stock Exchange, the NASDAQ Exchange, the Securities and Exchange Commission, the securities commissions of each of the Provinces of Canada in which the Company is a reporting issuer and any other regulatory agency that may have jurisdiction over the operations of the Company from time to time.

•
The Committee shall consist of three or more directors who are “independent” as defined by applicable law, regulations, guidelines and policies, and as determined by the Governance and Nominating Committee (“GNC”) of the Board.

•
All members of the Committee shall be “financially literate”, and at least one member of the Committee shall be a “financial expert”. “Financially literate” and “financial expert” will have the respective meanings set out in applicable law, regulations, guidelines and policies.

•
Members of the Committee shall be appointed annually by the Board on the recommendation of the GNC. Members may be replaced by the Board at any time, but shall otherwise serve until a successor has been named.

•	No committee member may serve on the compensation committee of another company if any director of the Company is, or has been in the past three years, an employee of that other company.

•	No member shall be affiliated with the Company or any subsidiary.

•	The Committee shall meet from time to time, as it deems necessary, but at least four times per year.

•	The presence in person or by telephone of a majority of Committee members shall constitute a quorum for any meeting of the Committee.

•	The Committee may include management at its meetings, but shall also hold an executive session at each meeting at which only independent directors are present.

•	The Committee shall maintain written minutes of its meetings, which minutes will be filed in the corporate minute book.

3.	Authority and Responsibilities

3.1 External Audit:

•
Recommend to the Board the appointment and compensation of the Auditors. Oversee the work of the Auditors (including resolution of disagreements between Management and the Auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

•
Review in advance and pre-approve all non-audit services to be provided to the Company or its subsidiaries by the Auditors, as permitted by applicable governance rules and in particular Section 10A of the Securities Exchange Act of 1934 and, in connection therewith, to approve all fees and other terms of engagement. The Committee shall also review and pre-approve all disclosures required to be included in any public filings with respect to non-audit services. The Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Committee at its next scheduled meeting. The Committee may consult with Management but shall not delegate these responsibilities to Management.

•	Communicate directly with the Auditors.

•	Review the performance of the Auditors on at least an annual basis.

•
On an annual basis, review and discuss with the Auditors all relationships the Auditors have with the Company in order to evaluate the Auditors’ continued independence. The Committee: (i) shall ensure that the Auditors submit to the Committee on an annual basis a written statement delineating all relationships and services that may impact the objectivity and independence of the Auditors; (ii) shall discuss with the Auditors any disclosed relationship or services that may impact the objectivity and independence of the Auditors; and (iii) shall satisfy itself as to the Auditors' independence.

•
At least annually, obtain and review an annual report from the Auditors describing (i) the Auditors' internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditors, and any steps taken to deal with any such issues.

•
Confirm that the rotation of the lead audit partner or the audit partner responsible for reviewing the audit (the concurring partner), for the Company’s Auditors complies with the requirements of the Canadian and US regulatory authorities.

•	Review all reports required to be submitted by the Auditors to the Committee particularly including those required by Section 10A of the Securities Exchange Act of 1934.

•	Review, based upon the recommendation of the Auditors and Management, the scope and plan of the work to be done by the Auditors for each fiscal year.

3.2 Financial Statements:

•
Review and discuss with Management and the Auditors the Company's quarterly financial statements (including disclosures made in Management's Discussion and Analysis, as defined in Multilateral Instrument 51-102, and interim earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Subject to delegation from the Board, approve the interim financial statements and footnotes, MD&A and interim earnings press release.

•
Review and discuss with Management and the Auditors the Company's annual audited financial statements (including disclosures made in Management’s Discussion and Analysis and annual earnings press releases) prior to submission to shareholders, any governmental body, any stock exchange or disclosure to the public. Recommend to the Board approval of the annual audited financial statements and footnotes, MD&A and annual earnings press release.

•	Recommend to the Board, if appropriate, that the Company's annual audited financial statements be included in the Company's annual report for filing with appropriate securities regulatory agencies.

•
Review and approve any reports required to be included in the Company's annual meeting materials and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

3.3 Periodic and Annual Reviews:

•
Periodically review with each of Management and the Auditors (i) any significant disagreement between Management and the Auditors in connection with the preparation of the financial statements, (ii) any difficulties encountered during the course of the audit or review (including any restrictions on the scope of work or access to required information), and (iii) Management's response to each.

•
Periodically discuss with the Auditors, without Management being present (i) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company's financial statements.

•
Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the Auditors or Management. Review with the Auditors and Management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

•
Review with Management, the Auditors and the Company's counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Canadian Institute of Chartered Accountants, the securities regulators having jurisdiction over the Company or other regulatory authorities with relevant jurisdiction.

•
Obtain and review an annual report from Management relating to the accounting principles used in preparation of the Company's financial statements (including those policies for which Management is required to exercise discretion or judgments regarding the implementation thereof).

•	On a quarterly basis, obtain and review a report from Management summarizing the Company’s investments in cash or cash equivalents and marketable securities.

•	On an annual basis, review the Company’s Treasury Investment Policy.

3.4 Discussions with Management:

•
Review and discuss with Management the Company's annual and interim earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information), financial information and earnings guidance provided to analysts and rating agencies as well as all other material public disclosure documents such as the Company’s AIF, management information circular and any prospectuses.

•
Review and discuss with Management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

•
Inquire about the application of the Company's accounting policies and their consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for liabilities that may have a material impact on the financial statements of the Company.

•
Review and discuss with Management the Company's major financial risk exposures and the steps Management has taken to monitor and control such exposures (including Management's risk assessment and risk management policies).

•	Review and discuss with Management all disclosures made by the Company concerning any material changes in the financial condition or operations of the Company.

•	The Committee will meet periodically and separately with the Company’s counsel to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

•
Obtain explanations from Management for unusual variances in the Company’s annual financial statements from year to year, and review annually the Auditors’ letter of the recommendations to Management and Management's response.

•
Periodically review the Company’s administration of equity awards under the Company’s long-term incentive plans (stock option plan and restricted share unit plans) including without limitation: (i) the practices and procedures adhered to; and (ii) the accounting treatment of equity awards. In doing so, the Audit Committee shall: (i) have special regard to grants of equity awards to insiders of the Company; (ii) review individual equity awards on a “sample” basis; and (iii) assess the records retention relating to equity awards on a sample basis.

3.5 Internal Controls and Disclosure:

•
In consultation with the Auditors and Management: (a) review the effectiveness of the Company’s internal control structure and system including information technology security and control, and the procedures designed to ensure compliance with laws and regulations, and (b) discuss the responsibilities, budget and staffing needs of the Company’s internal accounting department.

•
Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•
Be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the adequacy of those procedures.

•
Be satisfied that record retention services provided by third parties are effective. (For example, that equity grants are appropriately recorded and that all information necessary for compliance with all relevant laws, regulations and Company policies is available for review when required).

3.6 Risk Management and Compliance:

•
Ensure that in addition to the Committee’s oversight of management’s process to identify and manage key financial risks, the Company has in place a process for enterprise risk management whereby the Committee reviews the enterprise’s most critical risks and tracks management’s actions to manage such risks.

•	Review with management and the senior risk management executive the charter, activities, staffing and organizational structure of the risk management function.

•
On a periodic basis, but not less than once per year, report to the Board on the process for enterprise risk management, the company’s most critical risks and management’s actions to address such risks.

•	Discuss with the senior risk management executive any issues that may have been brought forward concerning compliance with the Company’s Code of Business Conduct.

•
Ensure that there are no unjustified restrictions or limitations on the activities of the risk management function and review and concur in the appointment, replacement or dismissal of the senior risk management executive.

•	On an annual basis, review the effectiveness of the risk management function

•	On a regular basis, meet separately with the senior risk management executive to discuss any matters that the Committee or the senior risk management executive believes should be discussed

3.7 Reporting Obligations:

•	Ensure that all reporting obligations related to the AIF (Form 40-F for US purposes) and management information circular under Part 5 of Multilateral Instrument 52-110 are fully complied with.

3.8 Other:

•	Review and approve all related-party transactions.

•	Review and approve the Company’s hiring policies regarding partners, employees, and former partners and employees of the present and former external auditor of the Company.

•	Review any Management decision to seek a second opinion from Auditors other than the Company’s regular Auditors with respect to any significant accounting issue.

•	Review with Management and the Auditors the sufficiency and quality of the financial and accounting personnel of the Company.

•	Review and reassess the adequacy of this Mandate annually and recommend to the Board any changes the Committee deems appropriate.

•	Conduct an annual performance evaluation of Committee operations.

•
As necessary to carry out its duties, engage independent legal, accounting or other advisors to advise the Committee and set and pay the compensation for any such legal, accounting or other advisors employed by the Committee.

•	Perform any other activities consistent with this Mandate, the Company's By-laws and governing law as the Committee or the Board deems necessary or appropriate.

•	The Committee will have full access to all books, records, facilities and personnel of the Company.

4. External and Internal Linkages

•	The Board

•	The CEO and Senior Management

•	The senior Risk Management executive

•	Outside Consultants and Advisors

•	The Corporate Governance and Nominating Committee

Composition of the Audit Committee
We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Robin A. Abrams (Chair), Paul G. Cataford, Charles E. Levine and Thomas Sieber are the current members of the Audit Committee. Each of them is an independent director and is financially literate as such terms are defined by applicable Canadian and U.S. securities laws.

Relevant Education and Experience
Robin A. Abrams is an independent director.  Ms. Abrams has extensive experience in governance and oversight over the financial matters of large, publicly traded entities including as the CEO of Zilog, Palm Computing, Inc. and VeriFone. Ms. Abrams has held internationally focused executive positions at Apple and Unisys.  In addition, she has held CEO positions at start-up companies:  Firefly Mobile, a mobile products company for the youth market and BlueKite, a leading provider of bandwidth optimization software for wireless operators. Ms. Abrams earned her B.A. and J.D. degrees from the University of Nebraska, and she serves on the board of directors of HCL Technologies, Lattice Semiconductor Corporation, Zephyr Sleep Technologies Inc., and FactSet Research Systems Inc., as well as on the board of trustees for the Anita Borg Institute for Women and Technology.

The Board of Directors has determined that Ms. Abrams is the Audit Committee’s financial expert within the meaning of General Instruction B(8)(b) of Form 40-F.  Ms. Abrams has had extensive experience supervising chief financial officers in the preparation of financial statements, overseeing and assessing the performance of companies with respect to preparing and evaluating financial statements, and has served as a member of the audit committee of several publicly traded companies for over ten years.

The Securities and Exchange Commission (“SEC”) has indicated that the designation or identification of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the audit committee or board of directors who do not carry this designation or identification, or affect the duties, obligations or liabilities of any other member of the audit committee or board of directors.
Paul G. Cataford is an independent director and has served on public and private boards for over 20 years.  In addition to his board activities, Mr. Cataford is currently the President and Chief Executive Officer of Zephyr Sleep Technologies Inc., a private company in the medical device industry.  Previously, he was the President and Chief Executive Officer of University Technologies Inc. (2004 to 2009) and prior to that:  Executive Managing Director of BMO Nesbitt Burns Equity Partners Inc. (Private Equity); and Managing Director and President of BCE Capital Inc. (Venture Capital).   Mr. Cataford is also the Chair of the audit committee for AGJunction Inc. (TSX - AJX) and Chairman of the Board for CANTelematics Inc. (Private).  Mr. Cataford has extensive knowledge and experience in:  technology investing; building and scaling technology companies; corporate governance; public/private finance; and financial reporting .  Mr. Cataford completed a Mechanical Engineering Degree at Queen’s University (1987) and a Masters of Business Administration specializing in finance and international business, at the Schulich School of Business (York University - 1991).  Mr. Cataford has received the Institute of Corporate Directors certified designation (ICD.D) after attending the ICD-Rotman Directors Education Program (University of Toronto - 2002).
Charles E. Levine is an independent director and a management consultant. Mr. Levine has a track record of developing brands into large businesses, most notably when he was President and Chief Operating Officer of Sprint Corporation where he oversaw revenue growth to over $10 billion in four and a half years and at AT&T, where he turned around the Consumer Products and Small Business Markets, winning Popular Electronics Product of the Year for one video conferencing product. He has held senior management positions at CAD Forms Technology and Octel Communications (now part of Lucent). Mr. Levine was named Marketer of the Year in 1999 by MC Magazine and CEO of the Year in 2001 by Frost & Sullivan for his notable achievements at Sprint PCS. He holds an MBA (Marketing) from the J.L. Kellogg Graduate School of Management-Northwestern University, and a bachelor’s degree in Economics from Trinity College.
Thomas Sieber is an independent director.  Mr. Sieber has extensive experience as a technology industry executive with demonstrated expertise in building pan-European enterprise sales channels. Mr. Sieber was the CEO of Salt Mobile SA (formerly Orange Switzerland) from 2009 to 2012, where he led a successful turnaround of the business and drove the sales process of the company to a new owner.  He then served as Chairman until the end of 2015. Before joining Orange, Mr. Sieber was Executive Vice President of Sales for Fujitsu Siemens Computers. Mr. Sieber started his career at Hewlett-Packard, advancing to General Manager for Small and Medium Enterprise, EMEA, by the time he left the company in 2001. He studied Business Administration at the University of St.Gallen (HSG) in Switzerland, graduating in 1987.  In March 2016 he was appointed as Chairman of the Swiss utility company Axpo

Holding AG. Mr. Sieber also currently serves on the board of directors of the Swiss software company Garaio AG, the Danish wireless technology company, RTX A/S and the Indian IT services company, HCL Technologies.

Reliance on Certain Exemptions
At no time since the commencement of the Company’s most recently completed financial year has the Company relied upon any exemption from NI 52-110 provided therein.

Audit Committee Oversight
At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the board of directors of the Company.

Pre-approval Policies and Procedures
The Audit Committee has the sole authority to review in advance and pre-approve all audit and non-audit services to be provided to the Company or its subsidiaries by the external auditor, as well as all fees and other terms of engagement. The Audit Committee may delegate to one or more members the authority to pre-approve non-audit services, provided a report is made to the Audit Committee at its next scheduled meeting. For the fiscal years ended December 31, 2015 and 2014, all of the audit and non-audit services below were pre-approved by the Audit Committee.

Auditor Independence
Sierra Wireless’s Audit Committee has concluded that KPMG LLP, the Company’s independent registered chartered accountants (“Auditors”), is independent under applicable rules and guidelines and, in particular, that the Auditors are free from conflicts of interest that could impair their objectivity in conducting the audit of the Company’s financial statements. The Audit Committee is required to approve all audit and non-audit related services performed by our Auditors, and our Auditors are not permitted to perform services for us prohibited for an independent auditor under applicable Canadian and United States regulations, including the Sarbanes-Oxley Act of 2002.

Auditors’ Fees

	2015	2014
Audit fees	$957,115	$988,468
Tax fees	8,133	12,780
Audit-related fees	1,564	1,834
All other fees	—	—
Total	$966,812	$1,003,082
Audit Fees
Audit fees for 2015 and 2014 include fees related to the audit of our year-end financial statements, the audit of our internal control over financial reporting, review of our interim financial statements, and services that are normally provided by our Auditors in connection with statutory and regulatory filings or engagements for such year.

Tax Fees
Tax fees for 2015 and 2014 were primarily for general tax consultation and tax compliance matters.
Audit-Related Fees
Audit-related fees consist of fees for attestation services and are not reported above as Audit fees.
All Other Fees
No other fees were billed by our Auditors in 2015 or 2014 for services other than those reported in the preceding paragraphs.

LEGAL PROCEEDINGS
We are engaged in certain claims, legal actions and arbitration matters, all in the ordinary course of business, that are described in our Management Discussion and Analysis for the year ended December 31, 2015, which can be found on our website at www.sierrawireless.com or at www.sedar.com, and filed as Exhibit 1.3 to our Annual Report on Form 40-F.

We are not aware at this time of any legal proceedings that are contemplated.

During the financial year ended December 31, 2015:

a)	no penalties or sanctions were imposed against Sierra Wireless by a court relating to securities legislation or by a securities regulatory authority;

b)	no penalties or sanctions were imposed by a court or regulatory body against Sierra Wireless that would likely be considered important to a reasonable investor in making an investment decision; and

c)	no settlement agreements were entered into before a court relating to securities legislation or with a securities regulatory authority.

QUORUM EXEMPTION
The rules and regulations of the NASDAQ require each listed issuer to provide that a quorum for its shareholders’ meetings be at least 33 1/3 percent of the issuer’s outstanding shares. The Company has been granted an exemption from this requirement because it is contrary to generally accepted business practices in Canada, the Company’s country of domicile. The Company has had the benefit of this exemption in the current year and prior years.
In determining whether a requirement is contrary to generally accepted business practices, the NASDAQ rules generally look to the requirements of the primary market in the issuer’s country of domicile. The rules and policies of the TSX, the primary market in Canada, do not contain quorum requirements, and the Canada Business Corporations Act, the Corporation’s governing statute, defers to the quorum requirements contained in an issuer’s By-laws. Under the Company’s By-laws, a quorum for a meeting of the Company’s shareholders is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.

REGISTRAR AND TRANSFER AGENT
The Registrar and Transfer Agent for the Common Shares in Canada is Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 and in the United States is Computershare Trust Company, N.A., 350 Indiana Street, Suite 800, Golden, Colorado. These offices and the principal offices of Computershare Investor Services Inc. in the City of Toronto maintain the register of Common Shares and can effect transfers and make deliveries of certificates for Common Shares.

MATERIAL CONTRACTS
The Company is party to the following material contracts as defined in National Instrument 51-102 - Continuous Disclosure Obligations: the Shareholder Rights Plan disclosed under the heading “Description of Capital Structure” and the Asset Purchase Agreement with Netgear disclosed under the heading "General Development of the Business".

EXPERTS
KPMG LLP, independent registered Chartered Professional Accountants, have audited the Company’s consolidated financial statements as at December 31, 2015 and 2014, and for each of the years in the three year period ended December 31, 2015 as set forth in their reports. KPMG LLP has confirmed with respect to the Company, that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Entity under all relevant US professional and regulatory standards.

ADDITIONAL INFORMATION
Additional information relating to the Company:

(a)	may be found on the System for Electronic Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the SEC’s Electronic Document and Gathering Retrieval System (“EDGAR”) at www.sec.gov;

(b)
including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in the Company’s Information Circular for its most recent annual meeting of shareholders; and

(c)	is provided in the Company’s audited financial statements and related management discussion and analysis for the years ended December 31, 2015 and 2014.